Exhibit 8.2

        [Form of Stroock & Stroock & Lavan LLP Opinion]

                        , 2004

Chelsea Property Group, Inc.
105 Eisenhower Parkway
Roseland, New Jersey 07068

Simon Property Group, Inc.
National City Center

115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204

Ladies and Gentlemen:

        You have requested our opinion in connection with the merger of Simon Acquisition I, LLC, a Maryland limited liability company and an indirect subsidiary of Simon Property Group, Inc., a Delaware corporation ("Simon"), with and into Chelsea Property Group, Inc., a Maryland corporation (the "Company"), pursuant to an Agreement and Plan of Merger dated as of June 20, 2004 (the "Merger Agreement"), by and among Simon, Simon Property Group, L.P., a Delaware limited partnership, Simon Acquisition I, LLC, Simon Acquisition II, LLC, a Delaware limited liability company, the Company and CPG Partners, L.P., a Delaware limited partnership ("Company L.P."), regarding the status of the Company as a real estate investment trust (a "REIT") for federal income tax purposes. All capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement unless otherwise stated. This opinion is delivered pursuant to Section 7.02(d) of the Merger Agreement.

        In rendering the opinions expressed herein, we have examined and relied upon the following: (i) the Company's Articles of Incorporation, as amended; (ii) the Agreement of Limited Partnership of Company L.P., as amended; and (iii) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion. In addition, the Company, on behalf of itself and as general partner of Company L.P., has provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of the Company (the "Officers' Certificate") relating to, among other things, the operations of each of the Company and Company L.P. and the entities in which each holds, or has held, a direct or indirect interest. For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officers' Certificate or in any other document. In particular, we note that the Company and Company L.P. may have engaged in transactions of which we may be unaware. We have, therefore, assumed and relied on the Company's representations that the information, statements and descriptions of the Company's and Company L.P.'s businesses, properties, and activities as described in the Officers' Certificate and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion, and that the Company and Company L.P. at all times have been organized and operated in accordance with the terms of their governing documents. We have assumed that such statements, representations and descriptions are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the accuracy and completeness of such statements, representations and descriptions. Any material change or inaccuracy in the facts referred to, set forth, or assumed in the Officers' Certificate or any other documents may affect our conclusions set forth herein.

        In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy as to facts of all representations, warranties and written statements.

        Based upon and subject to the foregoing, we are of the opinion that commencing with its taxable year ended December 31, 1998, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code.

        This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Moreover, the Company's qualification and taxation as a REIT depends upon the Company having met—through actual annual operating results—the requirements under the Code regarding income, distributions and diversity of stock ownership, none of which have been independently verified by Stroock & Stroock & Lavan, LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year satisfied the tests necessary to qualify as or be taxed as a REIT under the Code.

        This opinion is furnished to you solely for use in connection with the Merger Agreement and may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, provided, however, that Baker & Daniels may rely on this opinion in providing its opinion to the Company pursuant to the Merger Agreement.

        We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above.

Very truly yours,